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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

(KING PHARMACEUTICALS LOGO)
--------------------------------------------------------------------------------
For Immediate Release

              KING PHARMACEUTICALS AND PAIN THERAPEUTICS ENTER INTO STRATEGIC ALLIANCE TO DEVELOP AND COMMERCIALIZE REMOXY(TM)

            TRANSACTION POSITIONS ABUSE-RESISTANT OPIOID PAINKILLERS
                          AS A MAJOR NEW CLASS OF DRUGS

BRISTOL, TENNESSEE, November 10, 2005 -- King Pharmaceuticals, Inc. (NYSE: KG) announced today it has entered into a strategic alliance with Pain Therapeutics, Inc. (Nasdaq: PTIE) to develop and commercialize Remoxy and other abuse-resistant opioid painkillers. Remoxy (long-acting oral oxycodone) is an investigational drug in late-stage clinical development by Pain Therapeutics for the treatment of moderate-to-severe chronic pain.

Brian Markison, president and chief executive officer of King Pharmaceuticals, stated, "This alliance is the culmination of an extensive screening process for late-stage development opportunities in the pain market. We have strong capabilities in the neuroscience space and have focused our licensing efforts toward the unmet medical needs in today's evolving pain market. The technologies at Pain Therapeutics rose to the top of our list of the most attractive opportunities in this market." Mr. Markison emphasized, "Today's announcement underscores King's commitment to form strategic alliances with companies at the forefront of drug development. We are confident our alliance with Pain Therapeutics adds considerable strength to King's pipeline and positions both companies for solid long-term growth."

"We see this alliance as a winning combination of commercial expertise and unique technology," said Remi Barbier, president and chief executive officer of Pain Therapeutics. "King has enjoyed considerable success in commercializing neuroscience drugs, while our track record is in drug development. By pooling expertise, we aim to position abuse-resistant opioid painkillers, such as Remoxy, as a new class of drugs in the biopharmaceutical industry. We are confident the capabilities and incentives of King and Pain Therapeutics are aligned to achieve this goal."

Under the terms of the agreement, King will make an upfront payment of $150 million in cash to Pain Therapeutics. Pain Therapeutics could also receive additional milestone payments of up to $150 million in cash based on the successful clinical and regulatory development of Remoxy and other abuse-resistant opioid products. This amount includes a $15 million cash payment upon acceptance of a regulatory filing for Remoxy and an additional $15 million upon its approval. King is responsible for all R&D expenses related to this alliance, which could total $100 million.



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Brian Markison added, "Our primary research indicates that safe and appropriate use of opioid painkillers is a major concern among physicians, patients, managed care and regulatory agencies. Remoxy addresses this concern, while at the same time its technical foundation serves as a platform to develop a pipeline of other abuse-resistant opioid painkillers. Our vision is to create a large market opportunity around this platform to complement our existing neuroscience portfolio."

ABOUT REMOXY
Remoxy is being developed as an abuse-resistant version of long-acting oxycodone. It is intended to meet the needs of physicians who appropriately prescribe opioid painkillers and who seek to minimize risks of drug diversion, abuse or accidental patient misuse. Remoxy has a sticky, high-viscosity mass that resists injection or snorting. Published data show that freezing, crushing or submerging Remoxy in high-proof alcohol for hours at a time releases just a fraction of oxycodone compared to Oxycontin(R) at time points when abusers presumably expect to get high. The companies believe these and other physical properties of Remoxy may deter recreational abuse or accidental patient misuse of long acting oxycodone. The U.S. Food and Drug Administration (FDA) has not yet evaluated the merits, safety or efficacy of Remoxy.

Pain Therapeutics is currently designing a pivotal Phase III study with Remoxy in patients with severe chronic pain. This randomized, placebo-controlled Phase III clinical trial will enroll 400 patients with moderate-to-severe chronic pain in multiple U.S. clinical sites. This trial is expected to begin in January 2006 and to be completed by December 2006. If this Phase III clinical trial is successful, a New Drug Application for Remoxy could be filed with the FDA in 2007.

ABOUT THE AGREEMENT
Pain Therapeutics and King will form a joint operating committee to oversee drug development and commercialization strategies for the alliance. Pain Therapeutics will retain sole control of drug development activities through Phase II. The companies will jointly manage Phase III and New Drug Application submissions in the U.S. King will have this responsibility outside the U.S. Upon regulatory approval, King will assume sole control and worldwide responsibility to exclusively commercialize Remoxy and other abuse-resistant opioid drugs. Pain Therapeutics retains all development and commercial rights in Australia and New Zealand.

King will record net sales of all products and pay Pain Therapeutics a 20% royalty, except as to the first $1 billion in cumulative net sales, which royalty is set at 15%. King is also responsible for the payment of third-party royalty obligations of Pain Therapeutics related to this alliance.

The agreement is subject to customary regulatory approvals, including antitrust review under the Hart-Scott-Rodino Antitrust Improvements Act.



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ABOUT PAIN MANAGEMENT AND OXYCODONE ABUSE
Over 50 million people are affected by severe chronic pain in the United States. Due to the aging population, better physician training in pain management and other factors, opioid sales are rising and are expected to exceed $7 billion in 2009 according to Frost and Sullivan.

Oxycodone is a leading opioid used in the treatment of moderate-to-severe pain, with U.S. sales of nearly $2 billion for the 12-months ending August 2005, according to IMS Health data. Oxycodone is also the active drug ingredient in Remoxy and in the branded product Oxycontin(R). Drug abusers can easily extract oxycodone from Oxycontin(R) tablets in order to induce a quick and powerful euphoric high. Oxycodone abusers risk respiratory depression, which can be fatal, and opioid addiction. According to government data, oxycodone abuse resulted in over 20,000 visits to emergency rooms and hundreds of deaths in 2002. Please visit the U.S. Drug Enforcement Administration's website (www.usdoj.gov/dea) for more information.

CONFERENCE CALL/WEBCAST
King Pharmaceuticals and Pain Therapeutics will jointly host a conference call and webcast for the investment community on November 10, 2005 at 10:00 a.m. ET to discuss this announcement. To participate in the conference call, please dial 877-234-1973 (within the U.S.) or 973-582-2700 (outside the U.S.) fifteen minutes prior to the start of the call. The call reference number is 6710999. A playback of the conference call will be available following the call. To access the playback, please dial 877-519-4471 (within the U.S.) or 973-341-3080 (outside the U.S.) and enter reservation number 6710999. A live webcast of the conference call will also be available online at www.kingpharm.com and www.paintrials.com.

ABOUT KING PHARMACEUTICALS, INC.
King, an S&P 500 Index Company, is a vertically integrated branded pharmaceutical company that employs over 2,500 people. King's growing line of branded products includes neuroscience drugs such as Skelaxin(R) (metaxalone) and Sonata(R) (zaleplon).

King seeks to capitalize on opportunities in the pharmaceutical industry though internal development efforts, in-licensing arrangements or the acquisition of novel branded prescription drugs in attractive markets that can benefit from focused promotion, superior marketing or life-cycle management. For more information, please visit its website (www.kingpharm.com).

ABOUT PAIN THERAPEUTICS, INC.
Pain Therapeutics is an emerging biopharmaceutical company that develops novel drugs. Its investigational drug candidates target different types of chronic pain, such as low-back pain, pain due to osteoarthritis or irritable bowel syndrome. Pain Therapeutics has three unique drugs in Phase III clinical development: Remoxy, Oxytrex(TM) and PTI-901. Pain Therapeutics retains worldwide commercial rights to Oxytrex and PTI-901, both of which are unaffected by this agreement. For more information please visit the Company's website (www.paintrials.com).



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FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect managements' current views of future events and operations, including, but not limited to, statements pertaining to the anticipated results of the strategic alliance, including its expected effect on King's pipeline and potential for revenue growth; statements pertaining to the anticipated R&D funding by King and the number of abuse resistant opiod products to be developed under the alliance; statements pertaining to King's regulatory, manufacturing, sales and marketing capabilities; statements pertaining to expected benefits of Remoxy or the value and future potential of the application of the Remoxy technology and the potential development and commercialization of other abuse-resistant opioid painkillers; statements pertaining to the future market opportunity for Remoxy and other opioid products utilizing the same drug delivery technology; statements pertaining to the potential for Remoxy to deter abuse and misuse of oxycodone; statements pertaining to the development of Remoxy and other abuse-resistant opioid products; statements pertaining to the filing of a New Drug Application (NDA) for Remoxy; and statements pertaining to the long-term growth potential provided each company by the alliance. Some important factors which may cause results to differ materially from such forward-looking statements include dependence on obtraining appropriate governmental approvals and consummation of the transaction; dependence on the companies' abilities to carry out their respective business plans; dependence on the successful development and commercial acceptance of Remoxy and other abuse-resistant opioid products; dependence on the companies' abilitity to timely file an NDA for Remoxy; dependence on the companies' abilities to obtain regulatory approvals for Remoxy; dependence on the companies' abilities to successfully manufacture Remoxy after obtaining the necessary regulatory approval; dependence on King's ability to successfully market Remoxy; dependence on the availability and cost of raw materials; dependence on the unpredictability of the duration and results of the FDA's review of Investigational New Drug Applications (IND), NDAs, and supplemental New Drug Applications, (sNDAs) and/or the review of other regulatory agencies worldwide; dependence on compliance with FDA and other government regulations that relate to King's and Pain Therapeutics' respective businesses; and dependence on changes in general economic and business conditions; changes in current pricing levels; changes in federal and state laws and regulations; changes in competition; unexpected changes in technologies and technological advances; and manufacturing capacity constraints. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section and other sections of King's Form 10-K for the year ended December 31, 2004 and Form 10-Q for the third quarter ended September 30, 2005, and Pain Therapeutics' Form 10-K for the year ended December 31, 2004 and Form 10-Q for the third quarter ended September 30, 2005, which are on file with the U.S. Securities and Exchange Commission. The companies do not undertake to publicly update or revise any of their forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

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                                    Contacts:

   James E. Green, Executive Vice President, Corporate Affairs -- 423-989-8125
      David E. Robinson, Senior Director, Corporate Affairs -- 423-989-7045

                                EXECUTIVE OFFICES

                           KING PHARMACEUTICALS, INC.
                   501 FIFTH STREET, BRISTOL, TENNESSEE 37620